News Release

Exhibit 99-1

KEMET Corporation Announces Reduction-In-Force and Consolidation of Newly Acquired Companies

Greenville, South Carolina (January 28, 2008) - KEMET Corporation today announced a cost savings initiative that involves the reduction of approximately 120 employees in the United States and approximately 250 in Mexico.  It also entails further relocation of some processes to China from Mexico and the US.  Small numbers of employees in other KEMET facilities around the world are also affected, bringing the total reduction to 385 employees.  An annualized cost reduction of approximately $16 million will be recognized with a one-time cost of approximately $7 million.

In addition, KEMET has met with the trade unions representing its Italian employees to discuss the company’s restructuring plans in Italy.  KEMET’s plans include the reduction of 340 employees and the closing of the Vergato factory.  Meetings have also occurred between KEMET and its employees in the Towcester factory to explain KEMET’s intentions to consolidate the Towcester activities into other KEMET facilities, which will affect 80 employees.  These consolidations are planned to begin in June of this year and will result in an annualized savings of approximately $18 million once fully implemented by the end of fiscal year 2009.

“While we have made significant strides in profitability and in continuing KEMET’s evolution in becoming The Capacitance Company, including expanding the company’s footprint in Europe and Asia, increasing our customer base, and cutting manufacturing costs, we continue to see the need to cut cost to stay competitive,” said KEMET Chief Executive Officer Per Loof.  “By implementing these immediate cost savings initiatives, as well as our ongoing integration efforts with our recently acquired companies, I am confident that we are taking the actions needed to secure both our company’s short-term profitability and long-term future.

“These are always difficult decisions to make,” continued Mr. Loof, “and ones that we do not make lightly.  We will do everything we can to ease the transition for the employees affected, including severance pay, which is determined by years of service, as well as other separation benefits as provided by policy and local employment laws.”

As the company continues the integration processes with the businesses it has acquired over the past year, some additional consolidations may be announced in the future.

KEMET Corporation applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, aluminum (organic and electrolytic), film and paper dielectrics. KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information can be found at http://www.kemet.com.

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